As filed with the Securities and Exchange Commission on February 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PayPal Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2989869
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2211 North First Street

San Jose, California 95131

(Address of Principal Executive Offices)

All of Us Financial Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Bimal Patel

SVP, General Counsel

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

(408) 967-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by PayPal Holdings, Inc. (the “Company”) in connection with that certain Agreement and Plan of Merger, dated as of October 7, 2021, by and among the Company, Anchor Acquisition Sub, Inc. (“Merger Sub”), All of Us Financial, Inc. (“All of Us Financial”), and Shareholder Representative Services LLC (the “Merger Agreement”). Pursuant to the Merger Agreement, on December 21, 2021 (the “Effective Time”), Merger Sub merged with and into All of Us Financial with All of Us Financial surviving as a wholly owned subsidiary of the Company.

Under the Merger Agreement, each “in-the-money” unvested option to purchase All of Us Financial common stock granted under the All of Us Financial Inc. 2021 Equity Incentive Plan (the “Plan”) held by an individual who continues in employment with All of Us Financial following the Effective Time (each, a “Continuing Employee”) that was outstanding and unexercised immediately prior to the Effective Time was assumed by the Company (the “Assumed Options”) and converted into an option to purchase shares of common stock of the Company, on substantially the same terms and conditions (including vesting and exercisability) as the All of Us Financial stock option, except (X) the number of shares of Company common stock subject to each such converted All of Us Financial stock option equals (a) the number of shares of All of Us Financial common stock subject to each such All of Us Financial stock option, multiplied by (b) the conversion ratio (as defined below), rounded down to the nearest whole share of Company common stock; (Y) the per share exercise price for each such converted All of Us Financial stock option equals (i) the per share exercise price of such All of Us Financial stock option, divided by (ii) the conversion ratio, rounded up to the nearest whole cent; and (Z) for certain administrative and other changes required for consistency with the Company’s equity compensation plan.

In addition, under the Merger Agreement, each unvested share of All of Us Financial common stock granted under the Plan held by a Continuing Employee that was outstanding immediately prior to the Effective Time was assumed by the Company and converted into shares of common stock of the Company, on the same terms and conditions (including vesting and exercisability) as the All of Us Financial common stock, except that the number of such converted shares of All of Us Financial common stock held by each such individual was converted into a number of shares of Company common stock determined by multiplying such number of unvested All of Us Financial shares by the conversion ratio, rounded down to the nearest whole number of shares of Company common stock.

The “conversion ratio” is equal to 0.0293, which equals the fraction (rounded to the nearest 1/10,000) obtained by dividing $5.5938, by the volume weighted average price of a share of Company common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the second trading day prior to December 21, 2021.

This Registration Statement relates to an aggregate of 9,983 shares of Company common stock issuable pursuant to such (a) Assumed Options, as converted and adjusted to unvested options to purchase an aggregate of 3,146 shares of common stock of the Company outstanding as of December 21, 2021 under the Plan, or (b) All of Us Financial unvested common stock outstanding as of December 21, 2021 under the Plan, as converted and adjusted to an aggregate of 6,837 shares of common stock of the Company.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

*

The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Company will send or give to each holder of Assumed Options and/or unvested common stock granted under the Plan, a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plan is not being filed with or included in this Registration Statement. The prospectus for the Plan and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 3, 2022; and

(b) The description of the Company’s capital stock contained in Exhibit 4.01 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the Company is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Company’s board of directors, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual, pending, completed or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of PayPal Holdings, Inc. (incorporated by reference to Exhibit 3.01 to PayPal Holdings, Inc.’s Quarterly Report on Form 10-Q, as filed with the Commission on July 27, 2017).

4.2	Amended and Restated Bylaws of PayPal Holdings, Inc. (incorporated by reference to Exhibit 3.1 to PayPal Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on January 18, 2019).

5.1	Opinion of Faegre Drinker Biddle & Reath LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	All of Us Financial Inc. 2021 Equity Incentive Plan.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 3, 2022.

PAYPAL HOLDINGS, INC.

By:	/s/ Daniel H. Schulman
Daniel H. Schulman President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel H. Schulman, John D. Rainey, Bimal Patel, Brian Yamasaki and Jeffrey W. Karbowski, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel H. Schulman Daniel H. Schulman	President, Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2022

/s/ John D. Rainey John D. Rainey	Chief Financial Officer and Executive Vice President, Global Customer Operations (Principal Financial Officer)	February 3, 2022

/s/ Jeffrey W. Karbowski Jeffrey W. Karbowski	Vice President, Chief Accounting Officer (Principal Accounting Officer)	February 3, 2022

/s/ Rodney C. Adkins Rodney C. Adkins	Director	February 3, 2022

/s/ Jonathan Christodoro Jonathan Christodoro	Director	February 3, 2022

/s/ John J. Donahoe John J. Donahoe	Director	February 3, 2022

/s/ David W. Dorman David W. Dorman	Director	February 3, 2022

/s/ Belinda Johnson Belinda Johnson	Director	February 3, 2022

/s/ Enrique Lores Enrique Lores	Director	February 3, 2022

Signature	Title	Date

/s/ Gail J. McGovern Gail J. McGovern	Director	February 3, 2022

/s/ Deborah M. Messemer Deborah M. Messemer	Director	February 3, 2022

/s/ David M. Moffett David M. Moffett	Director	February 3, 2022

/s/ Ann M. Sarnoff Ann M. Sarnoff	Director	February 3, 2022

/s/ Frank D. Yeary Frank D. Yeary	Director	February 3, 2022